EXHIBIT 10.8

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment (the "Amendment"), to that certain Employment Agreement (the "Agreement") entered into on February __, 1997 by and between Apple Orthodontix, Inc., a Delaware corporation (the "Company"), and John G. Vondrak, D.D.S. (the "Employee").

                                    RECITALS

      Company and Employee have previously entered into the Agreement which reflects the agreement of parties concerning the employment of Employee by Company.

      Section 9(E) of the Agreement provides that the Agreement may be amended by written agreement executed and delivered by the parties.

      Each of Employee and Company desire to amend the Agreement by this Amendment.

      NOW, THEREFORE, in consideration of the foregoing and mutual provisions contained herein, and for other and good valuable consideration, the parties hereto agree that the Agreement shall be amended effective as of September 10, 1998.

1. By amending Section 5(A)(iii) to read as follows:

2. If the Company otherwise terminates the Employee's Employment, the Company shall pay Employee all the amounts specified by Section 5(A)(ii) above.

3. In the event Employee's employment is terminated by the Company, it is the intention of the parties to negotiate and enter into a mutually acceptable consulting arrangement upon termination, pursuant to which Employee would provide requested services to the business development activities of the Company for a period of thirty-six months and to be paid an amount to be commensurate with the value of services rendered. The aggregate amount of consulting fees to be paid to Employee pursuant to his consulting agreement shall be $865,000. Upon such aggregate amount being paid to Employee, Employee shall have no further obligation to provide consulting services to Employer and shall have no further right to receive consulting fees from Employer. Employer shall covenant that it will use its best efforts to provide Employee transaction opportunities for each month during the term of this consultant agreement that will generate for Employee a minimum consulting fee of $72,081 per quarter. Further, upon a Change of Control, as defined in the Employee's Employment Agreement, the Employer or its successor shall pay the Employee an amount equal to the difference between $865,000 and all amounts previously paid, including any outstanding draws and accrued interest, pursuant to the consulting agreement if any such agreement is effective.

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4. References to "Chief Executive Officer" in Section 2(A) shall be deleted and the title "Chairman of the Board" shall be substituted therefor. Employee agrees that no breach of the Agreement has occurred because of the foregoing change in responsibilities of Employee.

5. The Company agrees to loan to Employee $500,000 pursuant to the form of promissory note and stock pledge agreement attached hereto as Annex A.

6. Except as otherwise expressly modified by the Amendment, all terms and provisions of the Agreement shall remain unchanged and hereby are ratified and confirmed and shall be and shall remain in full force and effect.


            IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to the Agreement as of the day and year indicated above.

                                            APPLE ORTHODONTIX, INC.

                                                 A. STONE DOUGLASS
                                            By:  A. Stone Douglass
                                                 CEO and President

                                            EMPLOYEE

                                            JOHN G. VONDRAK, D.D.S.
                                            John G. Vondrak, D.D.S.